Exhibit 23



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-00973 and Post-Effective Amendment No. 1 to Registration Statement No. 333-100623 of Public Service Company of Oklahoma on Form S-3 of our reports dated March 5, 2004 (which reports express unqualified opinions and include an explanatory paragraph concerning the adoption of a new accounting pronouncement in 2003), appearing in and incorporated by reference in this Annual Report on Form 10-K of Public Service Company of Oklahoma for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Columbus, Ohio
March 10, 2004